T.R. Winston & Company Rule 10b5-1 Sales Trading Plan

Barlock Capital Management LLC ("BCM"), the general partner of Barlock 2019 Fund L.P. (the "Barlock Fund") on behalf of BCM and the Barlock Fund (collectively, the "Seller") hereby adopts this Sales Plan, dated May 24 2021 (the "Sales Plan"), between Seller and T.R. Winston & Company, LLC ("T.R. Winston"), acting as agent.

Recital

This Sales Plan is being entered into between Seller and T.R. Winston to establish a trading plan for Seller that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Seller is establishing this Sales Plan to dispose of all or a portion of Seller's holdings of the common stock, par value $0.0001 per share (the "Stock"), of Wizard Brands, Inc. (the "Issuer"), to be received upon exercise of Seller's conversion rights under the senior secured convertible debentures of the Issuer held by Seller set forth on Schedule A hereto.

A. ***Implementation of the Plan***

1. Seller hereby appoints T.R. Winston to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, T.R. Winston hereby accepts such appointment.

2. T.R. Winston is authorized to begin selling Stock pursuant to this Sales Plan on June 1, 2021 and shall cease selling Stock as soon as reasonably practical after learning that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock, the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is exchanged or converted into shares of another company, the date on which T.R. Winston receives notice of the commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency and the date on which the total number of shares of Stock set forth on Schedule A hereto are sold pursuant to the Plan (the "Plan Sales Period").

3. (a) T.R. Winston shall sell the Daily Sale Amount (as defined below) for the account of Seller on each Sale Day (as defined below).

   (b) A "Sale Day" is any day on which T.R. Winston may sell Stock as specified in Exhibit B during the Plan Sales Period, provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A "Trading Day" is any day during the Plan Sales Period that any national securities exchange, any over-the-counter market or any automated trading system on which the Stock principally trades or is quoted (the "Principal Market") is open for business and the Stock trades regular way on the Principal Market.

   (c) The "Daily Sale Amount" is the amount of the Stock that T.R. Winston is to sell on any Sale Day, which shall be determined in accordance with Exhibit B.

   (d) Subject to the restrictions set forth in paragraph A.3(a) above, T.R. Winston shall sell the Daily Sale Amount on each Sale Day under ordinary principles of best execution at the then-prevailing market price.

   (e) If, consistent with ordinary principles of best execution or for any other reason, T.R. Winston cannot sell the Daily Sale Amount on any Sale Day, then the amount of such shortfall may be sold as soon as practicable on succeeding Trading Days under ordinary principles of best execution.

   Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, T.R. Winston's authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

   (f) The Daily Sale Amount, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

4. T.R. Winston shall not sell Stock hereunder at any time when:
   - (a) T.R. Winston, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred; or
   - (b) T.R. Winston, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock); or
   - (c) T.R. Winston has received notice from the Issuer or Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto; or
   - (d) T.R. Winston has received notice from Seller to terminate the plan in accordance with paragraph C.1 below.

5. (a) Seller has made appropriate arrangements with the Issuer and its transfer agent to permit T.R. Winston to furnish conversion notices to Issuer and to have underlying shares of Stock delivered to T.R. Winston as necessary to effect sales under this Sales Plan. Seller hereby authorizes T.R. Winston to serve as Seller's agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to convert senior secured convertible debentures held by Seller and sell shares of Stock. Stock received upon conversion of senior secured convertible debentures of Issuer held by Seller shall be delivered to an account at T.R. Winston in the name of and for the benefit of Seller (the "Plan Account").

(b) On each day that sales are to be made under this Sales Plan, T.R. Winston shall first exercise a conversion notice for such shares in accordance with the terms of the Issuer's senior secured convertible debentures held by Seller.

T.R. Winston shall in no event convert any senior secured convertible debentures into shares of Stock if, at the time of conversion, the conversion price is equal to or higher than the market price of the Stock.

(c) T.R. Winston shall, in connection with the conversion of senior secured convertible debentures held by Seller, remit to the Issuer the conversion price thereof along with such amounts as Issuer may claim is necessary to satisfy withholding obligations, if any. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with T.R. Winston's customary practices.

(d) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, T.R. Winston agrees to return such Stock promptly to the Seller unless Seller wishes shares to remain in the Plan Account.

6. T.R. Winston shall in no event effect any sale under this Sales Plan unless the senior secured covetable debentures are converted into shares of Stock in accordance with the terms of this Sales Plan on the day of such sale.

7. T.R. Winston may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

B. ***Seller's Representations, Warranties and Covenants.*** Seller hereby represents, warrants and covenants that:

1. Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2. The securities to be sold under this Sales Plan are owned free and clear by Seller (subject, in the case of shares underlying senior secured convertible debentures of Issuer, to applicable exercise provisions of such debentures) and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

3. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan and agrees, except as expressly permitted herein, not to alter or deviate from the terms of this Sales Plan.

4. (a) Seller has provided T.R. Winston with a Form of Preclearance Request and Approval and a certificate dated as of the date hereof signed by the Issuer substantially in the form of Exhibit A hereto.

   (b) Seller agrees to notify T.R. Winston's compliance office by telephone at the number set forth in paragraph F.5 below as soon as practicable if Seller becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to T.R. Winston. Such notice shall be in addition to the notice required to be given to T.R. Winston by the Issuer pursuant to the certificate set forth as Exhibit A hereto.

5. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.

6. Seller agrees that until this Sales Plan has been terminated as permitted herein Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer, financial institution or other party (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan.

7. Seller agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of T.R. Winston or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

8. Seller agrees that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

9. (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144 or 145.

   (b) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

   (c) Seller agrees to complete, execute, file and deliver copies to T.R. Winston Forms 144 for the sales to be effected under this Sales Plan.[1]

[1] The Seller's representation on the Forms 144 regarding Seller's knowledge of material information regarding the Issuer may be made as of the date this Sales Plan is adopted. The "Remarks" section of each Form 144 should state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and indicate the date the Sales Plan was adopted and that the representation is made as of such date.

(d) Seller hereby grants T.R. Winston a power of attorney. notwithstanding such power of attorney, Seller acknowledges that T.R. Winston shall have no obligation to complete or file Forms 144 on behalf of Seller.

(e) T.R. Winston agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event shall T.R. Winston effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming T.R. Winston's sales pursuant to this Sales Plan are the only sales subject to that limitation.

10. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

11. T.R. Winston may sell Stock on any national securities exchange, in the over the counter market, on an automated trading system or otherwise. T.R. Winston or one of its affiliates may make a market in the Stock and may act as principal in executing sales under the Sales Plan. To the extent that T.R. Winston administers other trading plans relating to Issuer's securities, T.R. Winston may aggregate orders for Seller with orders under other sellers' trading plans for execution in a block and allocate each execution on a pro rata basis to each seller. In the event of partial execution of block orders, T.R. Winston shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer's securities that T.R. Winston manages pro rata based on the ratio of (x) the number of shares to be sold pursuant to the order instructions of each Sales Plan to (y) the total number of shares to be sold under all Sales Plans having the same type of order instructions.

C. *Termination*

1. This Sales Plan may not be terminated prior to the end of the Plan Sales Period, except that:

   (i) it may be terminated at any time by written notice from Seller received by T.R. Winston's compliance office at the address or fax number set forth in paragraph F.5 below for any reason as long as such termination is made in good faith and not as part of a plan or scheme to evade the insider trading rules and Seller represents that to T.R. Winston in such notice; with reasons for a permitted termination including where legal or regulatory restrictions applicable to Seller or Seller's affiliates (other than any such restrictions relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock) would prevent T.R. Winston from selling Stock for Seller's account during the Plan Sales Period, and

   (ii) it may be suspended or, at T.R. Winston's option, terminated if T.R. Winston has received notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto.

D. *Indemnification; Limitation of Liability*

1. (a) Seller agrees to indemnify and hold harmless T.R. Winston and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to T.R. Winston's actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller's representations and warranties hereunder) or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan.

   (b) Notwithstanding any other provision hereof, T.R. Winston shall not be liable to Seller for:

   (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

   (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

   (c) Notwithstanding any other provision hereof, T.R. Winston shall not be liable to Seller for (i) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (ii) any failure to effect a sale required by paragraph A, except for failures to effect sales as a result of the gross negligence or willful misconduct of T.R. Winston.

2. Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon T.R. Winston or any person affiliated with T.R. Winston in connection with, Seller's adoption and implementation of this Sales Plan.

3. Seller acknowledges and agrees that in performing Seller's obligations hereunder neither T.R. Winston nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither T.R. Winston nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller's assets.

E. *Agreement to Arbitrate*

Any claim of any nature arising out of or connected with this Sales Plan shall be resolved by final and binding arbitration.

F. *General*

1. Seller shall pay T.R. Winston 2% commission on total gross sales proceeds, or a minimum daily commission total of $150.00, whichever is greater.

2. Seller and T.R. Winston acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

3. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

4. This Sales Plan may be amended by Seller only upon the written consent of T.R. Winston and receipt by T.R. Winston of the following documents, each dated as of the date of such amendment:

   (i) a representation signed by the Issuer substantially in the form of Exhibit A hereto, and

   (ii) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date.

5. All notices to T.R. Winston under this Sales Plan shall be given to T.R. Winston's executive officer in the manner specified by this Sales Plan by electronic mail to Karen Kang (karen@trwinston.com).

6. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of T.R. Winston.

7. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

9. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH E.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

Adopted by Seller:

BARLOCK CAPITAL MANAGEMENT LLC

By:
Name: SEAN M. MCAVOY
Title: MANAGING MEMBER

Accepted by Broker-Dealer:

T.R. WINSTON & COMPANY LLC

By:
Name: Karen Kang
Title: Partner

SCHEDULE A

SENIOR SECURED DEBENTURES TO BE CONVERTED INTO SHARES AND SOLD UNDER SALES PLAN

Number of Conversion Shares	Designation	Conversion Price
1,500,000*	Interest Conversion Shares*	$0.25
10,000,000	Principal Conversion Shares	$0.25

*As of the end of Issuer's last completed fiscal quarter, Seller had the right to convert interest due and payable by the Company under Issuer's senior secured debentures held by Seller into 1,500,000 shares of Stock. Prior to the expiration of the Plan, in addition to Seller's above listed conversion shares at the time of the Plan's adoption, all future conversion shares earned by Seller as interest payments under the terms of Issuer's senior secured convertible debentures during the term of the Plan shall immediately and automatically, without any further action by Seller or T.R. Winston, be added to this Plan. Seller shall notify T.R. Winston quarterly of additional conversion shares earned by Seller (due to interest payments owed by Issuer), and update Schedule A to reflect Seller's additional shares of Stock available for conversion.

EXHIBIT A

ISSUER REPRESENTATION

1. Wizard Brands, Inc. (the "Issuer") represents that it has approved the Sales Plan dated May , 2021 (the "Sales Plan") between Barlock Capital Management LLC (the "Seller") and T.R. Winston & Company ("T.R. Winston") relating to the common stock, par value $ 0.001 per share, of Issuer (the "Stock").

2. The sales to be made by T.R. Winston for the account of Seller pursuant to the Sales Plan will not violate Issuer's insider trading policy, and to the best of Issuer's knowledge there are no legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit either Seller from entering into the Sales Plan or any sale pursuant to the Sales Plan, other than any limitations on disposition imposed by Rule 144 under the Securities Act of 1933, as amended.

3. If, at any time during the Plan Sales Period, Issuer becomes aware of legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities), Issuer agrees to give T.R. Winston's compliance office notice of such restriction by telephone as soon as practicable. Such notice shall be made **Karen Kang at (310 424-1999** and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, Issuer shall not communicate any material nonpublic information about Issuer or its securities to T.R. Winston.

4. Issuer acknowledges that Seller has authorized T.R. Winston to serve as Seller's agent and attorney-in-fact to periodically convert certain senior secured convertible debentures to purchase the Stock from time to time pursuant to the Sales Plan. Issuer agrees to accept, acknowledge and effect the conversion of such senior secured convertible debentures by T.R. Winston and the delivery of the underlying Stock to T.R. Winston (free of any legend or statement restricting its transferability to a buyer) upon receipt of a completed conversion notice in in accordance with the terms of Issuer's senior secured debentures held by Seller.

Dated: May 24, 2021

WIZARD BRANDS, INC.

By: Scott Kaufman

Name: Scott Kaufman

Title: CEO

EXHIBIT B

TRADING INSTRUCTIONS

1. Seller holds senior secured debentures convertible into shares of Issuer's Stock.

2. Seller has authorized T.R. Winston to serve as Seller's agent and attorney-in-fact and, in accordance with the terms of the Sales Plan, to convert senior secured convertible debentures held by Seller into shares of Stock and to sell such shares of Stock in the following Daily Sale Amounts.

3. The Daily Sale Amount shall be determined as follows:

- Base daily trading volume: **up to 5%**
- Incremental trading: **Opportunistic sales for an incremental 5% (i.e., total of 10% when including base), taking advantage of periods of price momentum, at your discretion without placing downward pressure on the share price**
- Before-market or after-market sales: **As appropriate**

Time frame: **this is a standing order until directed otherwise**

FORM OF PRECLEARANCE REQUEST AND APPROVAL

(Under the Corporation's Insider Trading Policy)

The undersigned hereby requests approval of the following transaction in the shares of common stock of Wizard Entertainment, Inc. (the "***Corporation***").

__X___ Approval of a 10b-5-1 Plan

_____ A transaction to purchase ___________ shares/dollars of common stock of the Corporation.

_____ A transaction to sell ___________ shares/dollars of common stock of the Corporation.

The undersigned understands and agrees that:

- ☐ This request is made, and approval is given, under the Corporation's Insider Trading Policy (the "***Policy***"").
- ☐ This transaction is for my own account and not a transaction for a family member as described in the Policy.
- ☐ Any limit order that may be given to a broker must either be consummated or cancelled before the close of the Trading Window (noted below) during which this approval is given.
- ☐ If the undersigned is a Section 16 reporting person, a Compliance Officer of the Corporation may request from the undersigned's broker, and the undersigned's broker is authorized to provide directly to a Compliance Officer or his designees, information regarding each transaction of the undersigned in the shares of the Corporation's common stock executed by the broker for reporting and compliance purposes under Section 16 of the Securities Exchange Act of 1934.

Scott Kaufman
(Signature)

Print Name: Scott Kaufman

Date: May 19, 2021

As applicable to the 10b-5-1 Plan This transaction has been approved for the Trading Window commencing May19, 2021 and ending ____________, unless closed earlier in accordance with the terms of the Policy.

By:

John D. Maatta

John D. Maatta, Compliance Officer